LOEHMANN'S, INC. DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS
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         Bronx, New York, September 23, 1998, LOEHMANN'S, INC. (Nasdaq: LOEH)
announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt.

         Robert Friedman, Chief Executive Officer of Loehmann's, Inc., stated:
"The plan is designed to give Loehmann's Board of Directors sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition."

         In connection with the plan, the Board declared a dividend of one preferred share purchase right (a "Right") for each share of the Company's common stock outstanding on October 5, 1998 (the "Record Date"). The Rights will expire on October 5, 2008.

         The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer upon the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $15.00.

         If Loehmann's is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a
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market value of twice such exercise price. In addition, if a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such exercise price.

         Under certain circumstances, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of common stock (or one-hundredth of a share of the new series of preferred stock) per Right.

         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors. Prior to such time, the terms of the Rights may be amended by the Board.

                                      * * *

         Loehmann's, Inc. is a leading specialty retailer of well known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to 65% below department store prices. Loehmann's operates 68 stores in major metropolitan markets located in 21 states.